Delisting Determination, The Nasdaq Stock Market, LLC, September 20, 2024. Assure Holdings Corp.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Assure Holdings Corp., effective at the opening of the trading session on September 30, 2024.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5550(a)(2) and 5550(b)(1).
The Company was notified of the Staff determination on January 24, 2024. On January 31, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On April 18, 2024, the Company received an additional delist determination for its failure to maintain compliance with Listing
Rule 5250(c)(1).
On May 13, 2024, upon review of the information provided by the Company, the Panel determined to grant the Company request to remain listed in the Exchange subject to a series of milestones.
On May 21, 2024, the Company received an additional delist determination for its failure to meet the requirements in Listing
Rule 5250(c)(1).
The Panel amended the terms of the decison on May 29 and June 21, 2024.
On July 22, 2024, based on the Company failure to meet the terms of the amended Decision, the Panel determined to delist the Company.
The Company securities were suspended on July 24, 2024.
The Company did not appeal the delist decision to the Nasdaq Listing and Hearing Review Council (Council) and the Council did not call the matter for review. The Staff determination to delist the Company became final on September 9, 2024.